Exhibit 23-1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 25, 2011, relating to the consolidated financial statements and consolidated financial statement schedule of PSEG Power LLC and subsidiaries appearing in the annual report on Form 10-K of PSEG Power LLC for the year ended December 31, 2010, which is incorporated by reference in this Registration Statement, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey

July 7, 2011